-----------                                        -----------------------------
| FORM 5  |                                        |         OMB APPROVAL      |
-----------                                        |---------------------------|
                                                   |OMB Number        3235-0104|
                                                   |Expires:   February 1, 1994|
 --                                                |Estimated average burden   |
|  | Check this box if no longer                   |hours per response......0.5|
 --  subject to Section 16, Form 4                 -----------------------------
     or Form 5 obligations may
     continue. See Instruction 1(b).
 --
|  | Form 3 Holdings Reported
 --
 --
|  | Form 4 Transactions Reported
 --

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             ANNUAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                       Section 17(a) of the Public Utility
                           Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person         | 2.   Issuer Name and Ticker
                                                  |      or Trading Symbol
    Lerner,         William                       |
--------------------------------------------------|       Seitel, Inc.    SEI
    (Last)          (First)        (Middle)       |
                                                  |-----------------------------
                                                  | 3.   IRS or Social Security
    50 Briar Hollow Lane, West 7th Floor          |      Number of Reporting
--------------------------------------------------|      Person(Voluntary)
                    (Street)                      |
                                                  |
     Houston,       Texas          77027          |
--------------------------------------------------|
     (City)         (State)        (Zip)          |
--------------------------------------------------------------------------------
4.   Statement for Month/Year      December, 1998
--------------------------------------------------------------------------------
5. If Amendment, | 6. Relationship of Reporting Person   | 7.  Individual or
   Date of       |    to Issuer (Check all applicable)   |     Joint/Group
   Original      |     X  Director             10% Owner |     Filing
   (Month/Day/   |   -----                -----          |
   Year)         |        Officer              Other     |  X  Form filed by
                 |   -----                -----          | --- One Reporting
                 | (give title below)   (specify below)  |     Person
                 |                                       |
                 |                                       |     Form filed by
                 |                                       | --- more than One
                 |                                       |     Reporting Person
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  Table I - Non-Derivative Securities Acquired,
                            Disposed of, or Beneficially Owned

--------------------------------------------------------------------------------
1.   Title of Security                              |  2.   Transaction Date
     (Instr. 3)                                     |       (Month/Day/Year)
----------------------------------------------------|---------------------------
(a)  Common Stock, Par Value $.01                   |
----------------------------------------------------|---------------------------
                                                    |
----------------------------------------------------|---------------------------
                                                    |
----------------------------------------------------|---------------------------
                                                    |
--------------------------------------------------------------------------------
3.   Transaction Code       |  4.  Securities Acquired (A) or Disposed of (D)
     (Instr. 8)             |      (Instr. 3, 4 and 5)
                            |
----------------------------|---------------------------------------------------
    Code                    |       Amount     |     (A) or (D)     |   Price
----------------------------|------------------|--------------------|-----------
(a)                         |                  |                    |
----------------------------|------------------|--------------------|-----------
                            |                  |                    |
----------------------------|------------------|--------------------|-----------
                            |                  |                    |
----------------------------|------------------|--------------------|-----------
                            |                  |                    |
--------------------------------------------------------------------------------
5.   Amount of Securities  | 6.   Ownership Form:   | 7.   Nature of Indirect
     Beneficially Owned    |      Direct (D) or     |      Beneficial
     at End of Month       |      Indirect (I)      |      Ownership
     (Instr. 3 and 4)      |      (Instr. 4)        |      (Instr. 4)
---------------------------|------------------------|---------------------------
(a)    9,170               |          D             |
---------------------------|------------------------|---------------------------
                           |                        |
---------------------------|------------------------|---------------------------
                           |                        |
---------------------------|------------------------|---------------------------
                           |                        |
--------------------------------------------------------------------------------

             Table II - Derivative Securities Acquired, Disposed of,
                        or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------
1.   Title of Derivative Security           | 2.  Conversion | 3.  Transaction
     (Instr. 3)                             |     or Exercise|     Date (Month/
                                            |     Price of   |     Day/Year)
                                            |     Derivative |
                                            |     Security   |
--------------------------------------------|----------------|------------------
(a)  Options - Right To Buy                 |      15.25     |      12/03/98
--------------------------------------------|----------------|------------------
(b)  Options - Right To Buy                 |      15.00     |      12/03/98
--------------------------------------------|----------------|------------------
(c)  Options - Right To Buy                 |      14.5625   |      12/03/98
--------------------------------------------|----------------|------------------
(d)  Options - Right To Buy                 |      20.125    |      12/03/98
--------------------------------------------|----------------|------------------
(e)  Options - Right To Buy                 |      20.125    |      12/03/98
--------------------------------------------|----------------|------------------
(f)  Options - Right To Buy                 |      13.75     |      12/03/98
--------------------------------------------|----------------|------------------
(g)  Options - Right to Buy                 |      11.9375   |      12/03/98
--------------------------------------------|----------------|------------------
(h)  Options - Right To Buy                 |      13.9375(1)|      12/03/98
--------------------------------------------|----------------|------------------
(i)  Options - Right To Buy                 |      13.9375(1)|      12/03/98
--------------------------------------------|----------------|------------------
(j)  Options - Right To Buy                 |      13.9375(1)|      12/03/98
--------------------------------------------|----------------|------------------
(k)  Options - Right To Buy                 |      13.9375(1)|      12/03/98
--------------------------------------------|----------------|------------------
(l)  Options - Right To Buy                 |      13.9375(1)|      12/03/98
--------------------------------------------|----------------|------------------
(m)  Options - Right to Buy                 |      13.75     |      12/03/98
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
4.   Transaction   |  5.   Number of Derivative  | 6.   Date Exercisable and
     Code          |       Securities Acquired   |      Expiration Date
                   |                             |      (Month/Day/Year)
-------------------|-----------------------------|------------------------------
    Code           |     (A)     |     (D)       |   Date        | Expiration
                   |             |               | Exercisable   |      Date
-------------------|-------------|---------------|---------------|--------------
(a)  D (2)         |             |   10,000      |   06/17/95    |  06/17/99
-------------------|-------------|---------------|---------------|--------------
(b)  D (2)         |             |    2,000      |   07/18/96    |  07/18/00
-------------------|-------------|---------------|---------------|--------------
(c)  D (2)         |             |    2,000      |   07/25/97    |  07/25/01
-------------------|-------------|---------------|---------------|--------------
(d)  D (2)         |             |    2,000      |   11/20/98    |  11/20/02
-------------------|-------------|---------------|---------------|--------------
(e)  D (2)         |             |   10,000      |   11/20/98    |  11/20/02
-------------------|-------------|---------------|---------------|--------------
(f)  D (2)         |             |   12,000      |   07/29/99    |  07/29/03
-------------------|-------------|---------------|---------------|--------------
(g)  A (5)         |  20,000     |               |   12/03/99    |  12/03/03
-------------------|-------------|---------------|---------------|--------------
(h)  A (3)         |  10,000     |               |   12/03/98    |   6/17/01
-------------------|-------------|---------------|---------------|--------------
(i)  A (3)         |   2,000     |               |   12/03/98    |   7/18/02
-------------------|-------------|---------------|---------------|--------------
(j)  A (3)         |   2,000     |               |   12/03/98    |   7/25/03
-------------------|-------------|---------------|---------------|--------------
(k)  A (3)         |   2,000     |               |   12/03/98    |  11/20/04
-------------------|-------------|---------------|---------------|--------------
(l)  A (3)         |  10,000     |               |   12/03/98    |  11/20/04
-------------------|-------------|---------------|---------------|--------------
(m)  A (4)         |  12,000     |               |   07/29/99    |  07/29/05
--------------------------------------------------------------------------------
7.   Title and Amount of Underlying                 |  8.   Price of
     Securities (Instr. 3 and 4)                    |       Derivative
----------------------------------------------------|       Security
             Title                 |Amount or Number|       (Instr. 5)
                                   |   of Shares    |
-----------------------------------|----------------|---------------------------
(a)  Common Stock                  |     10,000     |
-----------------------------------|----------------|---------------------------
(b)  Common Stock                  |      2,000     |
-----------------------------------|----------------|---------------------------
(c)  Common Stock                  |      2,000     |
-----------------------------------|----------------|---------------------------
(d)  Common Stock                  |      2,000     |
-----------------------------------|----------------|---------------------------
(e)  Common Stock                  |     10,000     |
-----------------------------------|----------------|---------------------------
(f)  Common Stock                  |     12,000     |
-----------------------------------|----------------|---------------------------
(g)  Common Stock                  |     20,000     |
-----------------------------------|----------------|---------------------------
(h)  Common Stock                  |     10,000     |
-----------------------------------|----------------|---------------------------
(i)  Common Stock                  |      2,000     |
-----------------------------------|----------------|---------------------------
(j)  Common Stock                  |      2,000     |
-----------------------------------|----------------|---------------------------
(k)  Common Stock                  |      2,000     |
-----------------------------------|----------------|---------------------------
(l)  Common Stock                  |     10,000     |
-----------------------------------|----------------|---------------------------
(m)  Common Stock                  |     12,000     |
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
9.   Number of Derivative   | 10.  Ownership Form   | 11.  Nature of Indirect
     Securities Beneficially|      of Derivative    |      Beneficial
     Owned at End of Month  |      Security: Direct |      Ownership
     (Instr. 4)             |      (D) or Indirect  |      (Instr. 4)
                            |      (I) (Instr. 4)   |
----------------------------|-----------------------|---------------------------
(a)            0            |            D          |
----------------------------|-----------------------|---------------------------
(b)            0            |            D          |
----------------------------|-----------------------|---------------------------
(c)            0            |            D          |
----------------------------|-----------------------|---------------------------
(d)            0            |            D          |
----------------------------|-----------------------|---------------------------
(e)            0            |            D          |
----------------------------|-----------------------|---------------------------
(f)            0            |            D          |
----------------------------|-----------------------|---------------------------
(g)       20,000            |            D          |
----------------------------|-----------------------|---------------------------
(h)       10,000            |            D          |
----------------------------|-----------------------|---------------------------
(i)        2,000            |            D          |
----------------------------|-----------------------|---------------------------
(j)        2,000            |            D          |
----------------------------|-----------------------|---------------------------
(k)        2,000            |            D          |
----------------------------|-----------------------|---------------------------
(l)       10,000            |            D          |
----------------------------|-----------------------|---------------------------
(m)       12,000            |            D          |
--------------------------------------------------------------------------------


Explanation of Responses:


1. The exercise price will be $11.9375 if the Company is acquired prior to the exercise or expiration of the option.

2. Cancellation of option in connetion with grant of replacement option, which grant is subject to shreholder approval. If such grant is not approved, these options will not be cancelled.

3. The reported transaction involved the repricing and extension of an existing option, which is subject to shareholder approval. The vesting terms were not amended.

4. The reported transaction involved the extension of an existing option which is subject to shareholder approval. The vesting terms were not amended.

5.   Grant is subject to shareholder approval.


                                   /s/ William Lerner
                                   (by Marcia H. Kendrick)            02/12/99
                                  ---------------------------------  -----------
                                  **Signature of Reporting Person        Date


** Intentional misstatements or omission of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).